Exhibit 99.1

FOR IMMEDIATE RELEASE

SEPTEMBER 11, 2014

Contact:                                                Jill McMillan, Director, Communications and Investor Relations

Phone: (214) 721-9271

Jill.McMillan@enlink.com

ENLINK MIDSTREAM TO APPOINT ALAINA K. BROOKS

TO SENIOR VICE PRESIDENT, GENERAL COUNSEL

DALLAS, September 11, 2014 --- EnLink Midstream, LLC (NYSE: ENLC) (the General Partner) and EnLink Midstream Partners, LP (NYSE: ENLK) (the Master Limited Partnership) announced today that Alaina K. Brooks has been selected to succeed Joe A. Davis as Senior Vice President, General Counsel, and Secretary, pending approval by the boards of directors. Mr. Davis is resigning following nine years of service to EnLink Midstream (formerly known as Crosstex Energy).

Ms. Brooks has served in several legal roles within EnLink Midstream since joining the company in 2008, most recently as Deputy General Counsel. In her new role, she will serve on EnLink Midstream’s Senior Leadership Team, as well as lead the company’s legal and regulatory functions. Before joining the company in 2008, Ms. Brooks practiced law at Weil, Gotshal & Manges LLP and Baker Botts L.L.P., where she counseled clients on matters of complex commercial litigation, risk management, and taxation. She is a Certified Public Accountant and holds a Juris Doctor degree from Duke University School of Law and Bachelor of Science and Master of Science degrees in accounting from Oklahoma State University.

“We are excited for the opportunity this role represents for both Alaina and EnLink,” said Barry E. Davis, EnLink Midstream’s President and Chief Executive Officer. “Alaina’s legal skills, expertise and leadership capabilities make her a natural choice for this position. I am confident she will continue to make major contributions to our future success.”

Mr. Davis continued, “Joe has expertly guided us through many business cycles and played a critical role in a number of significant transactions that, as a result, have helped place EnLink in the extraordinary position we are in today. We are grateful for his many years of service and leadership.”

About EnLink Midstream

EnLink Midstream is a leading midstream provider formed through the combination of Crosstex Energy and substantially all of the U.S. midstream assets of Devon Energy. EnLink Midstream is publicly traded through two entities: EnLink Midstream, LLC (NYSE: ENLC), the publicly traded general partner entity, and EnLink Midstream Partners, LP (NYSE: ENLK), the master limited partnership.

EnLink Midstream’s assets are located in many of North America’s premier oil and gas regions, including the Barnett Shale, Permian Basin, Cana-Woodford Shale, Arkoma-Woodford Shale, Eagle Ford Shale, Haynesville Shale, Gulf Coast region, Utica Shale and Marcellus Shale. Based in Dallas, Texas, EnLink Midstream’s assets include approximately 7,300 miles of gathering and transportation pipelines, 12 processing plants with 3.3 billion cubic feet per day of net processing capacity, six fractionators with 180,000 barrels per day of net fractionation capacity, as well as barge and rail terminals, product storage facilities, brine disposal wells, an extensive crude oil trucking fleet and equity investments in certain private midstream companies.

Additional information about the EnLink Midstream companies can be found at www.EnLink.com.

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